                Exhibit 99.1

Noodles & Company Releases Preliminary Unaudited Fiscal Third Quarter 2020 Sales Results
Company-Owned Comparable Year-Over-Year Restaurant Sales Increase 1.1% During 5-Week Fiscal Period Ended September 29th;
Balance Sheet Strengthened to Support Accelerated Unit Growth

BROOMFIELD, Colo., October 1, 2020 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today released preliminary unaudited sales results for the third fiscal quarter ended September 29, 2020.

“I continue to be proud of the outstanding efforts of our teams and the resiliency of the Noodles & Company brand that has been demonstrated during the past several months,” said Dave Boennighausen, Chief Executive Officer. “Our return to positive comparable sales, aided by impressive digital growth, is evidence of our strong brand positioning to meet the needs of today's consumer for great tasting healthy food served conveniently where and when guests want it. We also took steps during the third quarter to further strengthen our balance sheet during the quarter and have set our business up for accelerated new unit growth.”

Boennighausen concluded "I am particularly proud of our sales performance in this environment given that only in the past few days have many of our restaurants re-opened for in-restaurant dining to complement our off-premise and patio dining efforts. As of September 30th, over 90% of our restaurants have opened their dining rooms."

The cadence of comparable restaurant sales and average unit volumes during the third quarter are as set forth below. Company-owned restaurants were closed July 4 and 5, 2020 in appreciation of our teams’ efforts during the pandemic. All restaurants were open during that time frame in 2019, negatively impacting comparable restaurant sales during the same period in 2020:

Comparable Restaurant Sales	4 Weeks Ended July 28, 2020 (1)	4 Weeks Ended August 25, 2020	5 Weeks Ended September 29, 2020
Company-owned	(8.4)%	(4.6)%	1.1%
Franchise	(7.2)%	(5.1)%	(3.2)%
System-wide	(8.2)%	(4.7)%	0.4%
_____________________
(1)   Company-owned restaurants were closed July 4 and July 5, 2020.

Expected Fiscal Third Quarter 2020 Sales Highlights
•Full third quarter system-wide comparable sales decreased 3.8%, comprised of a 3.6% decrease at company-owned restaurants and a 5.0% decrease at franchise restaurants.
•Full third quarter company-owned average unit volumes were flat versus prior year at $1.2 million.
•Company-owned comparable sales increased 1.1% during the five week fiscal period ending September 29, 2020 compared to the prior year.

•Company-owned average unit volumes in the five week fiscal period ending September 29, 2020 increased 2.4% versus prior year to $1.2 million.
•Digital sales during the fiscal September period increased 146% year over year.
•Preliminary total revenue of approximately $106.3 million, representing a $12.0 million decrease vs. prior year due to fewer company operating weeks from prior refranchising activities as well as temporary closures during the COVID-19 pandemic.

These expected sales results are preliminary and unaudited, have not been reviewed by the Company’s independent registered public accountants, and remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change.

Liquidity
During the fiscal third quarter, the Company paid down a substantial portion of its outstanding revolving credit facility. As of September 29, 2020, the Company held $7.6 million of cash on hand and had borrowings of $44.0 million. The Company currently has $52.3 million available for borrowing under its revolving credit facility as of September 29, 2020.

Investor Conference Participation
As a reminder, Dave Boennighausen, Chief Executive Officer, will present at the October 2020 Lytham Partners Virtual Investor Growth Conference. Noodles’ discussion will start at 1:00 pm Eastern Time on Tuesday, October 6, 2020.

This discussion will be webcast live and archived on the Noodles & Company website. To access the webcast, please visit www.noodles.com under the “Investor Relations” tab.

About Noodles & Company
Since 1995, Noodles & Company has been serving noodles your way, with noodles and flavors that you know and love as well as new ones you're about to discover. From indulgent Wisconsin Mac & Cheese to better-for-you Zoodles and Other Noodles, the company serves a world of flavor in every bowl. Made up of more than 450 restaurants and thousands of passionate team members, Noodles was named one of the Best Places to Work by the Denver Business Journal for its unique culture built on the value of "Loving Life," which begins by nourishing and inspiring every team member and guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Forward Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties such as the number of restaurants we intend to open, projected capital expenditures and estimates of our effective tax rates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding our ability to navigate the COVID-19 crisis, the revenue and balance sheet impact of the COVID-19 crisis, the implementation and results of strategic initiatives and our future financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, the extent, duration and severity of the COVID-19 crisis; governmental and guest response to the COVID-19 crisis; other conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; consumer reaction to industry related public health issues and health pandemics, including the COVID-19 crisis and perceptions of food safety; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio; our ability to maintain compliance with debt covenants and continue to access financing necessary to execute our business strategy; the success of our marketing efforts; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; our ability to adequately staff our restaurants; changes in labor costs; consumer confidence and spending patterns; seasonal factors; and weather. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on February 26, 2020 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020 filed on June 17, 2020 and August 6, 2020, respectively. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Contacts:

Investor Relations
investorrelations@noodles.com

Media
Danielle Moore
(720) 214-1971
press@noodles.com

Source: Noodles & Company